STATE OF DELAWARE
CERTIFICATE OF CONVERSION
FROM A NON-DELAWARE CORPORATION
TO A DELAWARE CORPORATION
PURSUANT TO SECTION 265 OF THE
DELAWARE GENERAL CORPORATION LAW

1.)	The JURISDICTION WHERE THE Non-Delaware Corporation first formed is
______State of Colorado___________________________________________________.

2.)	The jurisdiction immediately prior to filing this Certificate is __Colorado________________.

3.)	The date the Non-Delaware Corporation first formed is ______May 6, 1983______________.

4.)	The name of the Non-Delaware Corporation immediately prior to filing this Certificate is __________BayHill Capital Corporation________________________________________.

5.)	The name of the Corporation as set forth in the Certificate of Incorporation is
__________BayHill Capital Corporation________________________________________.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Non-Delaware Corporation have executed this Certificate on the _______ day of ________________________, A.D.______________________.

By:_________________________________

Name:_Brian G. Lloyd___________________
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Title:__Incorporator____________________
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